Page 12 of 14 Pages


                                                                  EXHIBIT 99.2


                               ITEM 7 INFORMATION


The 3,428,625 shares of Common Stock, par value $0.02 per share, of NeighborCare, Inc. being reported on by The Goldman Sachs Group, Inc. ("GS Group"), as a parent holding company, are owned, or may be deemed to be beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group.